Exhibit 3.79

When filed, please return to:

Thomas W. Bade, Esq.

One East Camelback, Suite 1100

Phoenix, Arizona 85012-1656

Expedited filing fee is $85 payable to

Arizona Corporation Commission

ARTICLES OF ORGANIZATION

OF

RMC CORPORATE CENTER, L.L.C.

Pursuant to A.R.S. § 29-632, the undersigned states as follows:

1.	The name of the limited liability company is RMC Corporate Center, L.L.C.

2.	The address of the registered office in Arizona is 8401 East Indian School Road, Scottsdale, Arizona 85251, located in the County of Maricopa.

3.	The statutory agent’s name and address are John B. Furman, Esq., O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., One East Camelback Road, Suite 1100, Phoenix, Arizona 85012.

4.	There are or will be two or more Members at the time the limited liability company is formed.

5.	The latest date on which the limited liability company is to dissolve is December 31, 2075.

6.	Management of the limited liability company is reserved to the Members. The names and addresses of the Members of the limited liability company are: RMC Insurance, Ltd., 8401 East Indian School Road, Scottsdale, Arizona 85012; and Rural/Metro Corporation, an Arizona corporation, 8401 East Indian School Road, Scottsdale, Arizona 85251.

Dated:	December 12, 1996	Signed:	/s/
(a natural person)

The undersigned, having been designated to act as Statutory Agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/
Signature of Statutory Agent